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                                                                     Exhibit 99



REVIEW REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To Catalina Marketing Corporation:

We have reviewed the accompanying condensed consolidated balance sheet of Catalina Marketing Corporation (a Delaware corporation) and subsidiaries as of September 30, 2000, and the related condensed consolidated statements of income and cash flows for the three-month and six-month periods ended September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Catalina Marketing Corporation and subsidiaries as of March 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended (not presented herein), and, in our report dated April 19, 2000, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of March 31, 2000, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                        ARTHUR ANDERSEN LLP

Tampa, Florida
October 12, 2000